UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 16, 2009
Dana Holding Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-1063	26-1531856
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer
Identification Number)
3939 Technology Drive, Maumee, OH 43537
(Address of principal executive offices) (Zip Code)
(419) 887-3000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Dana Holding Corporation (“Dana”) agreed to terms with John M. Devine to remain as its Executive Chairman. Under the one-year agreement that becomes effective January 1, 2010, Mr. Devine will receive an annual base salary of $1 million and be eligible for a 2010 Annual Incentive Plan target payment of $1.5 million (“AIP Payment”). Dana will reimburse Mr. Devine for travel from his home residence. This benefit is limited to commercial aircraft. Either party may terminate this agreement upon 90 days notice. Mr. Devine will be eligible for executive severance which includes his base salary through December 31, 2010 and an AIP Payment based on 2010 actual year-end results.
Gary L. Convis informed Dana of his intention to retire as Vice Chairman of Dana as well as resign from the Board of Directors of Dana effective December 31, 2009. In connection with his retirement, Mr. Convis has agreed to serve as a special consultant to our President and Chief Executive Officer at a rate of $850,000 per annum paid quarterly effective January 1, 2010. Mr. Convis will be eligible for an incentive payment of up to $950,000 per annum paid quarterly upon meeting certain business objectives set by our President and Chief Executive Officer. Dana will reimburse Mr. Convis for reasonable expenses related to his services to Dana. Mr. Convis is subject to certain confidentiality and non-compete restrictions. The agreement may be terminated by either party upon 60 days prior written notice.
On December 16, 2009, Dana issued a press release regarding the disclosures above. A copy of the press release is attached hereto as Exhibit 99.1.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
     (d) Exhibits.

Exhibit No.	Description
99.1	Dana Holding Corporation Press Release dated December 16, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DANA HOLDING CORPORATION
Date: December 18, 2009	By:	/s/ Marc S. Levin
		Name:	Marc S. Levin
		Title:	Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
99.1	Dana Holding Corporation Press Release dated December 16, 2009

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